Exhibit 99.1

BDSI Announces FDA Acceptance of Bioral® Amphotericin IND

First IND for Cochleate Drug Delivery Technology

MORRISVILLE, N.C.—February 2, 2007—BioDelivery Sciences International, Inc. (Nasdaq:BDSI) reported the filing and acceptance by the U.S. Food and Drug Administration (FDA) of BDSI’s first Investigational New Drug Application (IND) for the company’s Bioral® cochleate drug delivery technology.

The lead Bioral® product for which the IND was filed is an enchocleated version of Amphotericin B (CAMB), a potent, broadly active antifungicidal agent for treating infections such as esophageal candidiasis, an infection prevalent in HIV patients and many patients who are receiving cancer chemotherapy. Besides the treatment of such infections as esophageal candidiasis, Amphotericin B is also an important drug for treating Leishmaniasis, a parasitic disease which affects an estimated 2 million people worldwide according to the Centers for Disease Control and Prevention. While highly effective, the use of the currently available Amphotericin B products on the market is limited by the requirement for intravenous administration, toxicity and cost.

Dr. Mark Sirgo, President and CEO of BDSI, commented, “CAMB would be the first broadly effective oral antifungicidal agent available in the world, if clinical trials are successful and the product achieves marketing approval. As such it could have a major impact on the treatment and prophylaxis of fungal infections.”

Dr. Sirgo continued, “Although we continue to spend the vast majority of our financial and other resources on our Phase III BEMA® Fentanyl product, we are encouraged by the potential formulations for the Bioral technology and indications for Amphotericin B.”

The patented Bioral® cochleate technology has the potential to transform drugs, such as Amphotericin B, which are currently available only by injection, into patient friendly, orally available products. Cochleates are made of naturally occurring substances and are designed to encapsulate, protect and deliver certain drug molecules that are either broken down by gastrointestinal enzymes and acids, or cannot be absorbed through the gastrointestinal tract.

“CAMB consistently showed significant efficacy against systemic fungal infections and substantial safety levels throughout the preclinical development period using animal models,” stated Dr. Raphael Mannino, BDSI’s founder and Chief Scientific Officer. “In addition, we believe we have developed a highly cost competitive manufacturing protocol which we expect will be advantageous as we move through the next stage of clinical testing and potential partnering discussions.”

Dr. Mannino continued, “The FDA’s acceptance of this IND is a major accomplishment for the Bioral cochleate technology and our company. We are now in a position to potentially broaden our product offerings and move into normal volunteers to determine the distribution and safety of CAMB in our first Phase I evaluation. In addition, we believe positive clinical trials of CAMB could support the extension of the Bioral technology to a large number of additional existing injectable, difficult to formulate and toxic drugs.”

The development of Bioral® CAMB for fungal infections has been supported in part by the Division of AIDS, National Institutes of Allergy and Infectious Diseases and National Institutes of Health (NIH).

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize, clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA(TM) oral adhesive disc technology: BEMA(TM) Fentanyl, a treatment for “breakthrough” cancer pain, and BEMA(TM) LA, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMA(TM) technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, the application of funds, or the timing for completion and results of scheduled or additional clinical trials and FDA review of the Company’s formulations and products, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

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